Exhibit 99.1

Sterling Bancorp Reports First Quarter 2024 Financial Results

Southfield, Michigan, April 24, 2024 — Sterling Bancorp, Inc. (NASDAQ: SBT) (“Sterling” or the “Company”), the holding company of Sterling Bank and Trust, F.S.B. (the “Bank”), today reported its unaudited financial results for the first quarter ended March 31, 2024.

First Quarter 2024 Highlights

•	Net loss of $(0.2) million, or $(0.00) per diluted share
•	Net interest margin of 2.52%
•	Nonperforming loans of $9.3 million, or 0.72% of total loans and 0.39% of total assets
•	Provision for credit losses of $41 thousand; ratio of allowance for credit losses to total loans of 2.24%
•	Non-interest expense of $15.4 million
•	Shareholders’ equity of $327.3 million
•	Company’s consolidated and Bank’s leverage ratio of 14.10% and 13.58%, respectively
•	Total deposits of $2.0 billion
•	Total gross loans of $1.3 billion

The Company reported a net loss of $(0.2) million, or $(0.00) per diluted share, for the quarter ended March 31, 2024, compared to net income of $5.1 million, or $0.10 per diluted share, for the quarter ended December 31, 2023.

“Sterling’s first quarter of 2024 financial results are essentially break-even and are consistent with our plan to protect both book value and liquidity during this period of financial uncertainty. We believe Sterling’s credit quality, liquidity and capital levels are robust and are the beneficial product of the decisions made since 2020 to aggressively attack significant legacy credit and operating deficiencies. Notwithstanding those prudent actions, market interest rate movements continue to exert pressure on the margin as deposit costs have increased somewhat faster than earning asset yields, further inhibiting meaningful profitability. It is our intention to continue to manage the Company in such a way as to provide the most optimal flexibility as we navigate this uncertain economy.

The results also reflect an increase in professional fees in the quarter due primarily to the absence of the insurance reimbursements received in the prior quarter and current quarter costs of what we believe are the bulk of the reimbursement of remaining third-party legal expenses. The Office of the Comptroller of the Currency appears to have completed its investigations of various Institution Affiliated Parties with the public announcement last week of enforcement actions against Sterling’s former CEO and its controlling shareholder. Taken together with similar public actions taken by the agency over the past few months, we believe the picture drawn for all to see is consistent with what we have been reporting throughout my tenure as CEO. These current regulatory orders, civil money penalties and banking industry prohibitions are a stark reminder of the damage caused by certain individuals. The price we have paid was steep and it is only through the hard work of Sterling’s board and management that the Company and the Bank are today in the strong position that both enjoy,” said Thomas M. O’Brien, Chairman, President and Chief Executive Officer.

Balance Sheet

Total Assets – Total assets were $2.4 billion both at March 31, 2024 and December 31, 2023.

Cash and due from banks increased $68.2 million, or 12%, to $646.2 million at March 31, 2024 compared to $578.0 million at December 31, 2023. Debt securities, all of which are available for sale, are of relatively short duration and which we consider part of our liquid assets, of $394.9 million at March 31, 2024 decreased $24.4 million, or 6%, from December 31, 2023.

Total gross loans of $1.3 billion at March 31, 2024 declined $45.7 million, or 3%, from December 31, 2023.

Total Deposits – Total deposits were $2.0 billion both at March 31, 2024 and December 31, 2023. Time deposits were $901.0 million, an increase of $27.8 million, or 3%, compared to $873.2 million at December 31, 2023. Money market, savings and NOW deposits were $1.1 billion, a decrease of $23.3 million, or 2%, from December 31, 2023. Noninterest-bearing deposits were $32.7 million at March 31, 2024, a decrease of $2.6 million, or 7%, compared to December 31, 2023. While total deposits increased less than 1%, certain customers migrated balances from their money market accounts into time deposits, primarily into maturity tenors up to thirteen months, which we believe was likely to lock in current rates in anticipation of possible future rate decreases. Total estimated uninsured deposits were approximately 22% of total deposits both at March 31, 2024 and December 31, 2023. We have continued our current strategy to offer competitive interest rates on our deposit products to maintain our existing customer deposit base and help manage our liquidity.

Capital – Total shareholders’ equity was $327.3 million at March 31, 2024, a decrease of $0.4 million compared to $327.7 million at December 31, 2023.

At March 31, 2024, the consolidated Company’s and Bank’s leverage ratios were 14.10% and 13.58%, respectively. Each of the Company and the Bank is required to maintain a Tier 1 leverage ratio of greater than 9.0% to be considered to have satisfied the minimum regulatory capital requirements as well as the capital ratio requirements to be considered well capitalized for regulatory purposes.

Asset Quality and Provision for (Recovery of) Credit Losses – A provision for credit losses of $41 thousand, consisting of a recovery of credit losses related to loans of $(0.1) million and a provision of credit losses for unfunded commitments of $0.2 million, was recorded for the first quarter of 2024 compared to a recovery of credit losses of $(4.4) million consisting of a recovery of credit losses related to loans of $(4.9) million and a provision of credit losses for unfunded commitments of $0.6 million for the fourth quarter of 2023. The recovery of credit losses related to loans was the result of the decline in the loan portfolio during the present quarter partially offset by changing economic conditions which increased model assumptions used to forecast credit losses, keeping the overall allowance for credit losses relatively flat. The allowance for credit losses at March 31, 2024 was $29.3 million, or 2.24% of total loans, compared to $29.4 million, or 2.18% of total loans, at December 31, 2023.

Net charge offs (recoveries) during the first quarter of 2024 and fourth quarter of 2023 were $0 and $(64) thousand, respectively.

Nonperforming assets, comprised primarily of nonaccrual residential real estate loans, at March 31, 2024 totaled $9.3 million, or 0.39% of total assets, compared to $9.0 million, or 0.37% of total assets at December 31, 2023.

Results of Operations

Net Interest Income and Net Interest Margin – Net interest income for the first quarter of 2024 was $14.9 million compared to $15.1 million for the fourth quarter of 2023. The net interest margin was 2.52% for both the first quarter of 2024 and the fourth quarter of 2023. The decrease in net interest income during the first quarter of 2024 compared to the prior quarter was primarily due to a $0.5 million increase in interest expense on our average balance of interest-bearing deposits since the rate paid during the first quarter of 2024 increased 21 basis points, partially offset by a $0.4 million increase in interest income earned on our average balance of investment securities and other interest-earnings assets. Interest income on loans was flat in the first quarter of 2024 as compared to the prior quarter as the impact of the 22 basis point increase in the yield on the average loan portfolio was offset by a $47.8 million, or 3%, decline in the average loan portfolio balance. The increase in the yield was due primarily to residential mortgage rates resetting in the higher interest rate environment.

Non-Interest Income – Non-interest income for the first quarter of 2024 and fourth quarter of 2023 was $199 thousand and $213 thousand, respectively, a decline of $14 thousand.

Non-Interest Expense – Non-interest expense of $15.4 million for the first quarter of 2024 reflected an increase of $2.6 million, or 20%, compared to $12.8 million for the fourth quarter of 2023. This increase was primarily due to a $3.1 million increase in professional fees. In the fourth quarter of 2023, we received $3.8 million from our insurance carriers for expenses previously incurred relating to the governmental investigations of the Company and Bank related to the previously terminated Advantage Loan Program. While the Department of Justice’s investigation of the Bank and Company was resolved in 2023, we continued to incur significant costs in connection with our ongoing cooperation with governmental investigations of certain individuals and the advancement or reimbursement of third parties for the legal costs pursuant to requests for indemnification and advancement of expenses. We were informed in late 2023 that any future costs would not be covered by our insurance carriers. Excluding insurance proceeds received in the fourth quarter of 2023, our professional fees in the first quarter of 2024 declined from the fourth quarter of 2023.

Income Tax Expense (Benefit)– For the three months ended March 31, 2024, the Company recorded an income tax (benefit) of $(0.1) million, or an effective tax rate of 34.3%, compared to an income tax provision of $1.8 million, or an effective tax rate of 26.0%, for the three months ended December 31, 2023. Our effective tax rate varies from the statutory rate for the current quarter primarily due to the impact of non-deductible compensation related expenses.

Mr. O’Brien said, “Lyle Wolberg recently resigned as a director of the Company and the Bank and the board elected our Chief Operating Officer, Christine Meredith, to fill the vacancy on both the Company and Bank boards. While the composition of our board remains heavily weighted with independent members, we believe the addition of Ms. Meredith will provide management continuity and depth as we continue in our efforts to evaluate and implement a new strategic direction.”

Conference Call and Webcast

Management will host a conference call on Wednesday, April 24, 2024 at 11:00 AM Eastern Time to discuss the Company’s unaudited financial results for the quarter ended March 31, 2024. The conference call number for U.S. participants is (833) 535-2201 and the conference call number for participants outside the United States is (412) 902-6744. Additionally, interested parties can listen to a live webcast of the call in the “Investor Relations” section of the Company’s website at www.sterlingbank.com. An archived version of the webcast will be available in the same location shortly after the live call has ended.

A replay of the conference call may be accessed through May 1, 2024 by U.S callers dialing (877) 344-7529 and international callers dialing (412) 317-0088, using conference ID number 3985040.

About Sterling Bancorp, Inc.

Sterling Bancorp, Inc. is a unitary thrift holding company. Its wholly owned subsidiary, Sterling Bank and Trust, F.S.B., has primary branch operations in the San Francisco and Los Angeles, California metropolitan areas and New York City. Sterling offers a range of loan products as well as retail and business banking services. Sterling also has an operations center and a branch in Southfield, Michigan. For additional information, please visit the Company’s website at http://www.sterlingbank.com.

Forward-Looking Statements

This Press Release contains certain statements that are, or may be deemed to be, “forward-looking statements” regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance, including any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “believe,” “expect,” “continue,” “will,” “estimate,” “intend,” “plan,” “anticipate,” and “would” or the negative versions of those words or other comparable words or phrases of a future or forward-looking nature, though the absence of these words does not mean a statement is not forward-looking. All statements other than statements of historical facts, including but not limited to statements regarding the economy and financial markets, government investigations, credit quality, the regulatory scheme governing our industry, competition in our industry, interest rates, our liquidity, our business and our governance, are forward-looking statements. We have based the forward-looking statements in this Press Release primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, prospects, business strategy and financial needs. These forward-looking statements are not historical facts, and they are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. There can be no assurance that future developments will be those that have been anticipated. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. The risks, uncertainties and other factors detailed from time to time in our public filings, including those included in the disclosures under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2024, subsequent periodic reports and future periodic reports, could affect future results and events, causing those results and events to differ materially from those views expressed or implied in the Company’s forward-looking statements. These risks are not exhaustive. Other sections of this Press Release and our filings with the Securities and Exchange Commission include additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this Press Release. Should one or more of the foregoing risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those projected in, or implied by, such forward-looking statements. Accordingly, you should not place undue reliance on any such forward-looking statements. The Company disclaims any obligation to update, revise, or correct any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise.

Investor Contact:

Sterling Bancorp, Inc.

Karen Knott

Executive Vice President and Chief Financial Officer

(248) 359-6624

kzaborney@sterlingbank.com

Sterling Bancorp, Inc.

Consolidated Financial Highlights (Unaudited)

	At and for the Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands, except per share data)	2024	2023	2023
Net income (loss)	$(197)	$5,063	$(503)
Income (loss) per share, diluted	$(0.00)	$0.10	$(0.01)
Net interest income	$14,934	$15,105	$17,676
Net interest margin	2.52%	2.52%	2.93%
Non-interest income	$199	$213	$278
Non-interest expense	$15,392	$12,830	$17,837
Loans, net of allowance for credit losses	$1,274,022	$1,319,568	$1,513,481
Total deposits	$2,005,855	$2,003,986	$1,921,822
Asset Quality
Nonperforming loans	$9,348	$8,973	$34
Allowance for credit losses to total loans	2.24%	2.18%	2.48%
Allowance for credit losses to total nonaccrual loans	314%	329%	—
Nonaccrual loans to total loans outstanding	0.71%	0.66%	—
Net charge offs (recoveries) to average loans outstanding during the period	0.00%	0.00%	0.39%
Provision for (recovery of) credit losses	$41	$(4,357)	$674
Net charge offs (recoveries)	$—	$(64)	$6,412
Performance Ratios
Return on average assets	(0.03)%	0.83%	(0.08)%
Return on average shareholders' equity	(0.24)%	6.34%	(0.65)%
Efficiency ratio (1)	101.71%	83.76%	99.35%
Yield on average interest-earning assets	5.61%	5.49%	4.88%
Cost of average interest-bearing liabilities	3.66%	3.47%	2.36%
Net interest spread	1.95%	2.02%	2.52%
Capital Ratios(2)
Regulatory and Other Capital Ratios — Consolidated:
Tier 1 (core) capital to average total assets (leverage ratio)	14.10%	13.95%	13.49%
Regulatory and Other Capital Ratios — Bank:
Tier 1 (core) capital to average total assets (leverage ratio)	13.58%	13.38%	16.52%

(1) Efficiency ratio is computed as the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(2) March 31, 2024 capital ratios are estimated.

Sterling Bancorp, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,	%	March 31,	%
(dollars in thousands)	2024	2023	change	2023	change
Assets
Cash and due from banks	$646,168	$577,967	12%	$419,219	54%
Interest-bearing time deposits with other banks	5,229	5,226	0%	934	N/M
Debt securities available for sale	394,852	419,213	(6)%	342,534	15%
Equity securities	4,656	4,703	(1)%	4,712	(1)%
Loans held for sale	—	—	N/M	37,979	(100)%
Loans, net of allowance for credit losses of $29,257, $29,404 and $38,565	1,274,022	1,319,568	(3)%	1,513,481	(16)%
Accrued interest receivable	9,195	8,509	8%	7,617	21%
Mortgage servicing rights, net	1,485	1,542	(4)%	1,703	(13)%
Leasehold improvements and equipment, net	5,206	5,430	(4)%	6,139	(15)%
Operating lease right-of-use assets	12,358	11,454	8%	13,916	(11)%
Federal Home Loan Bank stock, at cost	18,923	18,923	0%	20,288	(7)%
Federal Reserve Bank stock, at cost	9,096	9,048	1%	—	N/M
Company-owned life insurance	8,764	8,711	1%	8,553	2%
Deferred tax asset, net	18,240	16,959	8%	20,065	(9)%
Other assets	6,361	8,750	(27)%	14,408	(56)%
Total assets	$2,414,555	$2,416,003	(0)%	$2,411,548	0%

Liabilities
Noninterest-bearing deposits	$32,680	$35,245	(7)%	$46,496	(30)%
Interest-bearing deposits	1,973,175	1,968,741	0%	1,875,326	5%
Total deposits	2,005,855	2,003,986	0%	1,921,822	4%
Federal Home Loan Bank borrowings	50,000	50,000	0%	50,000	0%
Subordinated notes, net	—	—	N/M	65,253	(100)%
Operating lease liabilities	13,407	12,537	7%	15,089	(11)%
Other liabilities	18,027	21,757	(17)%	43,874	(59)%
Total liabilities	2,087,289	2,088,280	(0)%	2,096,038	(0)%

Shareholders’ Equity
Preferred stock, authorized 10,000,000 shares; no shares issued and outstanding	—	—	—	—	—
Common stock, no par value, authorized shares 500,000,000; shares issued and outstanding 52,046,683, 52,070,361 and 50,808,116	84,323	84,323	0%	83,295	1%
Additional paid-in capital	17,173	16,660	3%	14,906	15%
Retained earnings	241,767	241,964	(0)%	234,048	3%
Accumulated other comprehensive loss	(15,997)	(15,224)	(5)%	(16,739)	4%
Total shareholders’ equity	327,266	327,723	(0)%	315,510	4%
Total liabilities and shareholders’ equity	$2,414,555	$2,416,003	(0)%	$2,411,548	0%

N/M - Not Meaningful

Sterling Bancorp, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	March 31,	December 31,	%	March 31,	%
(dollars in thousands, except per share amounts)	2024	2023	change	2023	change
Interest income
Interest and fees on loans	$20,969	$20,969	0%	$22,160	(5)%
Interest and dividends on investment securities and restricted stock	4,018	3,800	6%	2,456	64%
Interest on interest-bearing cash deposits	8,295	8,159	2%	4,807	73%
Total interest income	33,282	32,928	1%	29,423	13%
Interest expense
Interest on deposits	18,100	17,572	3%	9,809	85%
Interest on Federal Home Loan Bank borrowings	248	251	(1)%	245	1%
Interest on subordinated notes	—	—	N/M	1,693	(100)%
Total interest expense	18,348	17,823	3%	11,747	56%
Net interest income	14,934	15,105	(1)%	17,676	(16)%
Provision for (recovery of) credit losses	41	(4,357)	N/M	674	(94)%
Net interest income after provision for (recovery of) credit losses	14,893	19,462	(23)%	17,002	(12)%
Non-interest income
Service charges and fees	87	75	16%	94	(7)%
Loss on sale of investment securities	—	(111)	100%	(2)	100%
Loss on sale of loans held for sale	—	(72)	100%	(25)	100%
Unrealized gain (loss) on equity securities	(47)	198	N/M	71	N/M
Net servicing income	75	40	88%	59	27%
Income earned on company-owned life insurance	83	83	0%	80	4%
Other	1	—	N/M	1	0%
Total non-interest income	199	213	(7)%	278	(28)%
Non-interest expense
Salaries and employee benefits	8,460	8,500	(0)%	9,410	(10)%
Occupancy and equipment	2,084	2,096	(1)%	2,112	(1)%
Professional fees	2,182	(908)	N/M	3,221	(32)%
FDIC insurance	262	264	(1)%	257	2%
Data processing	733	704	4%	738	(1)%
Net provision for (recovery of) mortgage repurchase liability	(1)	(40)	98%	120	N/M
Other	1,672	2,214	(24)%	1,979	(16)%
Total non-interest expense	15,392	12,830	20%	17,837	(14)%
Income (loss) before income taxes	(300)	6,845	N/M	(557)	46%
Income tax expense (benefit)	(103)	1,782	N/M	(54)	(91)%
Net income (loss)	$(197)	$5,063	N/M	$(503)	61%

Income (loss) per share, basic and diluted	$(0.00)	$0.10		$(0.01)
Weighted average common shares outstanding:
Basic	50,843,106	50,703,220		50,444,463
Diluted	50,843,106	51,182,011		50,444,463

N/M - Not Meaningful

Sterling Bancorp, Inc.

Yield Analysis and Net Interest Income (Unaudited)

	Three Months Ended
	March 31, 2024			December 31, 2023			March 31, 2023
	Average		Average	Average		Average	Average		Average
(dollars in thousands)	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
Interest-earning assets
Loans(1)
Residential real estate and other consumer	$1,064,200	$17,197	6.46%	$1,111,391	$17,181	6.18%	$1,366,872	$18,514	5.42%
Commercial real estate	246,423	3,213	5.22%	237,997	3,065	5.15%	223,929	2,596	4.64%
Construction	7,246	242	13.36%	13,789	347	10.07%	41,436	1,034	9.98%
Commercial and industrial	15,087	317	8.40%	17,611	376	8.54%	1,382	16	4.63%
Total loans	1,332,956	20,969	6.29%	1,380,788	20,969	6.07%	1,633,619	22,160	5.43%
Securities, includes restricted stock(2)	437,712	4,018	3.67%	431,994	3,800	3.52%	366,346	2,456	2.68%
Other interest-earning assets	601,791	8,295	5.51%	585,703	8,159	5.57%	411,766	4,807	4.67%
Total interest-earning assets	2,372,459	33,282	5.61%	2,398,485	32,928	5.49%	2,411,731	29,423	4.88%
Noninterest-earning assets
Cash and due from banks	4,643			3,822			4,475
Other assets	29,521			30,305			28,398
Total assets	$2,406,623			$2,432,612			$2,444,604
Interest-bearing liabilities
Money market, savings and NOW	$1,074,937	$9,655	3.60%	$1,116,533	$9,745	3.46%	$1,001,505	$4,614	1.87%
Time deposits	884,115	8,445	3.83%	873,928	7,827	3.55%	900,890	5,195	2.34%
Total interest-bearing deposits	1,959,052	18,100	3.71%	1,990,461	17,572	3.50%	1,902,395	9,809	2.09%
FHLB borrowings	50,000	248	1.96%	50,000	251	1.96%	50,000	245	1.96%
Subordinated notes, net	—	—	0.00%	—	—	0.00%	65,264	1,693	10.38%
Total borrowings	50,000	248	1.96%	50,000	251	1.96%	115,264	1,938	6.73%
Total interest-bearing liabilities	2,009,052	18,348	3.66%	2,040,461	17,823	3.47%	2,017,659	11,747	2.36%
Noninterest-bearing liabilities
Demand deposits	35,348			38,310			50,284
Other liabilities	34,924			36,768			63,308
Shareholders' equity	327,299			317,073			313,353
Total liabilities and shareholders' equity	$2,406,623			$2,432,612			$2,444,604
Net interest income and spread(2)		$14,934	1.95%		$15,105	2.02%		$17,676	2.52%
Net interest margin(2)			2.52%			2.52%			2.93%

(1) Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.

(2) Interest income does not include taxable equivalence adjustments.

Sterling Bancorp, Inc.

Loan Composition (Unaudited)

	March 31,	December 31,	%	March 31,	%
(dollars in thousands)	2024	2023	change	2023	change
Residential real estate	$1,040,464	$1,085,776	(4)%	$1,289,554	(19)%
Commercial real estate	244,546	236,982	3%	224,792	9%
Construction	4,915	10,381	(53)%	36,255	(86)%
Commercial and industrial	13,348	15,832	(16)%	1,368	N/M
Other consumer	6	1	N/M	77	(92)%
Total loans held for investment	1,303,279	1,348,972	(3)%	1,552,046	(16)%
Less: allowance for credit losses	(29,257)	(29,404)	(0)%	(38,565)	(24)%
Loans, net	$1,274,022	$1,319,568	(3)%	$1,513,481	(16)%

Loans held for sale	$—	$—	N/M	$37,979	(100)%
Total gross loans	$1,303,279	$1,348,972	(3)%	$1,590,025	(18)%

N/M - Not Meaningful

Sterling Bancorp, Inc.

Allowance for Credit Losses - Loans (Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands)	2024	2023	2023
Balance at beginning of period	$29,404	$34,267	$45,464
Adjustment to adopt ASU 2016-13	—	—	(1,651)
Adjustment to adopt ASU 2022-02	—	—	380
Balance after adoption	$29,404	$34,267	$44,193
Provision for (recovery of) credit losses	(147)	(4,927)	784
Charge offs	—	—	(6,478)
Recoveries	—	64	66
Balance at end of period	$29,257	$29,404	$38,565

Sterling Bancorp, Inc.

Deposit Composition (Unaudited)

	March 31,	December 31,	%	March 31,	%
(dollars in thousands)	2024	2023	change	2023	change
Noninterest-bearing deposits	$32,680	$35,245	(7)%	$46,496	(30)%
Money Market, Savings and NOW	1,072,179	1,095,521	(2)%	958,165	12%
Time deposits	900,996	873,220	3%	917,161	(2)%
Total deposits	$2,005,855	$2,003,986	0%	$1,921,822	4%

Sterling Bancorp, Inc.

Credit Quality Data (Unaudited)

	At and for the Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands)	2024	2023	2023
Nonaccrual loans(1)(2)
Residential real estate	$9,318	$8,942	$—
Loans past due 90 days or more and still accruing interest	30	31	34
Nonperforming loans	9,348	8,973	34
Nonaccrual loans held for sale	—	—	26,270
Nonperforming assets	$9,348	$8,973	$26,304
Total loans (1)	$1,303,279	$1,348,972	$1,552,046
Total assets	$2,414,555	$2,416,003	$2,411,548
Nonaccrual loans to total loans outstanding (2)	0.71%	0.66%	—
Nonperforming assets to total assets	0.39%	0.37%	1.09%
Allowance for credit losses to total loans	2.24%	2.18%	2.48%
Allowance for credit losses to total nonaccrual loans	314%	329%	—
Net charge offs (recoveries) to average loans outstanding during the period	0.00%	0.00%	0.39%

(1) Loans are classified as held for investment and are presented before the allowance for credit losses.

(2) Total loans exclude nonaccrual loans held for sale. If nonaccrual loans held for sale are included, the ratio of total nonaccrual loans to total gross loans would be 0.71%, 0.66%, and 1.65% at March 31, 2024, December 31, 2023 and March 31, 2023, respectively.